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                                                                    EXHIBIT 5.1

                       [LETTERHEAD OF ALDERWOODS GROUP, INC.]

                                   April 2, 2002

Alderwoods Group, Inc.
311 Elm Street, Suite 1000
Cincinnati, Ohio 45208

    Re: Registration on Form S-8 of 4,500,00 shares of common stock, par value $0.01 per share, of Alderwoods Group, Inc.
         ------------------------------------------------------------

Ladies and Gentlemen:

    In my capacity as Senior Vice President, Legal & Asset Management of Alderwoods Group, Inc., a Delaware corporation (the "Company"), I am acting as counsel to the Company in connection with the registration pursuant to the Company's Registration Statement on Form S-8 (the "Registration Statement") of the offer and sale by the Company of up to 4,500,000 shares (the "Shares") of common stock, par value $0.01 per share, of the Company upon exercise of options granted or to be granted pursuant to the Alderwoods Group, Inc. 2002 Equity Incentive Plan (the "Plan").

    I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion. Based on such examination and subject to the qualifications and limitations hereinafter specified, I am of the opinion that the Shares are duly authorized and, when issued and delivered in accordance with the provisions of the Plan against payment of the consideration therefor as provided in the Plan and having a value not less than the par value thereof, will be validly issued, fully paid and nonassessable.

    In rendering this opinion, I have (i) assumed the authenticity of all documents represented to me to be originals, the conformity to original documents of all copies of documents submitted to me, the accuracy of the statements and certificates described in the following clause (ii) and the genuineness of all signatures that purport to have been made in a corporate, governmental, fiduciary or other capacity, and that the persons who affixed such signatures had authority to do so, and (ii) relied as to certain factual matters upon statements or certificates of representatives of the Company and public officials, and I have not independently checked or verified the accuracy of those statements and certificates.

    I am a member of the bar of the State of Washington, and I have not been admitted to the bar of any other jurisdiction. In addition, my examination of matters of law has been limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case as in effect on the date of this letter.

    I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                       Very truly yours,

                                       /s/  BRADLEY D. STAM

                                       Bradley D. Stam
                                       SENIOR VICE PRESIDENT,
                                       LEGAL & ASSET MANAGEMENT